                                                                    Exhibit 10.7

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

                                LICENSE AGREEMENT

                                       FOR

               INSTALLING NOVEL FUNCTIONAL GROUPS FOR THERAPEUTICS

                                     BETWEEN

                          MOMENTA PHARMACEUTICALS, INC.

                                       AND

                   THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

                                   THROUGH THE

                             ERNEST ORLANDO LAWRENCE
                          BERKELEY NATIONAL LABORATORY

                                                                       L-03-1370


                                TABLE OF CONTENTS

1.   BACKGROUND                                                               1
2.   DEFINITIONS                                                              1
3.   LICENSE GRAND                                                            3
4.   INFORMATION RIGHTS                                                       4
5.   SUBLICENSING                                                             5
6.   LICENSE ISSUE FEE                                                        5
7.   ROYALTIES AND PAYMENTS                                                   6
8.   PERFORMANCE REQUIREMENTS                                                 8
9.   PROGRESS AND ROYALTY REPORTS                                             8
10.  BOOKS AND RECORDS                                                        9
11.  LIFE OF THE AGREEMENT                                                   10
12.  TERMINATION BY EITHER PARTY                                             11
13.  TERMINATION BY LICENSEE                                                 11
14.  DISPOSITION OF LICENSED PRODUCTS UPON TERMINATION                       11
15.  USE OF NAMES AND NONDISCLOSURE OBLIGATIONS                              11
16.  LIMITED WARRANTY                                                        12
17.  PATENTING AND FOREIGN RIGHTS                                            13
18.  PATENT INFRINGEMENT                                                     14
19.  WAIVER                                                                  15
20.  ASSIGNMENT                                                              16
21.  INDEMNIFICATION                                                         16
22.  LATE PAYMENTS                                                           17
23.  NOTICES                                                                 17
24.  U.S. MANUFACTURE                                                        18
25.  PATENT l1LAREJNNG                                                       18
26.  GOVERNMENT APPROVAL OR REGISTRATION                                     18
27.  EXPORT CONTROL LAWS                                                     18
28.  FORCE MAJEURE                                                           19
29.  MISCELLANEOUS                                                           19

Exhibit A                                                                    19
Exhibit B                                                                    20
Exhibit C                                                                    21

                                                                       L-03-1370

                              LICENSE AGREEMENT FOR
               INSTALLING NOVEL FUNCTIONAL GROUPS FOR THERAPEUTICS

This license agreement (the "Agreement") is entered into by The Regents of the University of California, Department of Energy contract-operators of the Ernest Orlando Lawrence Berkeley National Laboratory, 1 Cyclotron Road, Berkeley, CA 94720, ("Berkeley Lab"), and Momenta Pharmaceuticals, Inc. ("Licensee") having its principal place of business at 43 MoultonStreet, Cambridge, MA 02138.

                                  1. BACKGROUND

1.1. Certain inventions, generally characterized as Methods For Installing Novel Functional Groups On Cells And Cellular Products And Applications Thereof, as described in Berkeley Lab case [**], (the "Invention"), were made in the course of research at Berkeley Lab under Berkeley Lab's contract with the United States Department of Energy ("DOE").

1.2. As DOE sponsored development of the Invention, this Agreement and the resulting license are subject to overriding obligations to the federal government pursuant to the provisions of the applicable law or regulations.

1.3. Berkeley Lab wants the Invention developed and used to the fullest extent so that the general public enjoys the benefits of the government-sponsored research.

1.4. Licensee wants to obtain certain rights from Berkeley Lab for the commercial development, manufacture, use, and sale of the Invention.

1.5. Licensee is a "small business concern" as defined at Section 2 of Public Law 85-536 (15 U.S.C. 632).


Therefore the parties agree as follows:

                                 2. DEFINITIONS

2.1. "Affiliate" means any legal entity that is controlled by Licensee. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other entity with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other entity without voting securities.

2.2. "Broader Field" means the synthesis, production or modification of sugars and glycoconjugates in or on biological molecules for research, development and commercialization of human therapeutic applications.

2.3.    "Effective Date" means the date of execution by the last signing party.

2.4.    "Field Election Date" means the second anniversary of the Effective
        Date.

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                                                                       L-03-1370

2.5. "Field of Use" means the Broader Field for two years from the Effective Date, and thereafter means the Specific Applications Field; provided, however, if Licensee extends its rights in accordance with paragraph 3.3, "Field of Use" shall mean the Broader Field for the life of this Agreement. In either case, the Field of Use specifically excludes application of Licensed Patents to sale of reagents for life sciences research purposes (the "Excluded Field"). Licensee acknowledges that the Invention is licensed to a third party in that Excluded Field, and that the Field of Use shall not be interpreted to include any part of the Excluded Field.

2.6. "Highly Inflationary Currency" means the currency of any economy with a cumulative inflation rate of 100% or more over the most recent three calendar years, as measured by consumer price indices published by the International Monetary Fund (International Financial Statistics), Washington, D.C.

2.7.    "Licensed Patents" means the following:

        2.7.1. US Patent Number 6,458,937, issued October 1, 2002, entitled Glycoconjugates and Methods, by Carolyn Bertozzi, Kevin J. Yarema, and Lara K. Mahal (Berkeley Lab case number IB-1222A);

        2.7.2. US Patent Number 6,075,134, issued June 13, 2000, entitled, Glycoconjugates and Methods, By Carolyn Bertozzi, Kevin J. Yarema, and Lara K. Mahal (Berkeley Lab case number IB-1222);

        2.7.3.  US Patent Application Serial Number [**], entitled [**];

        2.7.4. with respect to paragraphs 2.7.1 to 2.7.3, any corresponding foreign patent application or patent for which Licensee has met the requirements of paragraph 17.3;

        2.7.5. any division, reexamination, continuation, continuation-in-part (excluding new matter contained and claimed in that continuation-in-part), or other application that is a successor to any of the foregoing applications; and

        2.7.6. any patents issuing on any of the foregoing; and all renewals, reissues and extensions thereof.

2.8. "Licensed Product" means any product, service or process that employs or is produced by the practice of any invention claimed in Licensed Patents or whose manufacture, use, practice, sale, offer for sale, or importation would constitute, but for the license Berkeley Lab grants to Licensee under this Agreement, an infringement of any Valid Claim in Licensed Patents in the country where such manufacture, use, practice, sale, offer for sale, or importation occurs.

2.9. "Related Research Funding" means payments received by Licensee as reimbursement for research and development expenditures made or to be made by Licensee for an invention claimed in a Licensed Patent where such payments cover solely the actual costs of raw materials and labor, plus direct and indirect costs up to a maximum of [**]% ([**] percent) of the actual costs of raw materials and labor for such research.

2.10. "Selling Price" for the purpose of computing royalties means the price received by Licensee, its Affiliate or its sublicensee for the sale of the Licensed Product in an arms-

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                                                                       L-03-1370

        length transaction, less the following: (a) allowances and adjustments actually credited or allowed to customers; (b) trade, quantity, cash and prompt payment discounts actually allowed and taken; (c) taxes levied on and/or other governmental charges imposed as to production, sales, transportation, delivery or use and paid or collected by or on behalf of Licensee; (d) costs of insurance, packing, and transportation from the place of manufacture to the customer's premises or point of installation; provided, however, that the costs described in clauses (c) and (d) may only be deducted from the Selling Price if, and to the extent that, they are separately identified in invoices. When a Licensed Product is not sold, but is otherwise disposed of, the Selling Price of that Licensed Product for the purposes of computing royalties is the selling price at which products of similar kind and quality, sold in similar quantities, are currently being offered for sale in arms-length transactions by Licensee. When such products are not currently being offered for sale by Licensee, the Selling Price of a Licensed Product otherwise disposed of, for the purpose of computing royalties, is the average selling price at which products of similar kind and quality, sold in similar quantities, are then currently being offered for sale by other manufacturers. When such products are not currently sold or offered for sale by Licensee or others, then the Selling Price, for the purpose of computing royalties, shall be negotiated by the parties in good faith based on the fair market value of the Licensed Product. Sales or other dispositions of Licensed Products between or among Licensee and any of its Affiliates or sublicensees for the purpose of subsequent resale to third parties ("Customers") shall not be included in the calculation of the Selling Price.

2.11. "Specific Applications Field" means the synthesis, production or modification of sugars and glycoconjugates in or on biological molecules for research, development and commercialization of human therapeutic applications solely within the three specific therapeutic applications that are negotiated by the parties in accordance with paragraph 3.4.

2.12.   "Valid Claim" means a claim of any (1) issued patent in any country that
        (i) has not expired; (ii) Berkeley Lab has not disclaimed; (iii) has not been cancelled or superseded without reinstatement; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a governmental tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken or (2) any United States patent application that has not been pending for more than five years or (3) any foreign patent application that has not been pending for more than seven years.

                                3. LICENSE GRANT

3.1. Subject to the limitations set forth in this Agreement, Berkeley Lab grants to Licensee a nontransferable, limited (by the terms of paragraphs 3.5 and 3.6), exclusive, worldwide, royalty-bearing license, under Licensed Patents, only in the Field of Use, to make and have made, use and have used, offer and have offered for sale, sell and have sold, and import and have imported Licensed Products.

3.2. Licensee's rights from the Effective Date until the Field Election Date are solely within the Broader Field.

                                     3 of 25
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                                                                       L-03-1370

3.3. Licensee may extend its rights to the Broader Field for the remainder of the term of this Agreement if it satisfies the following conditions by the Field Election Date: (1) reasonably demonstrates to Berkeley Lab that it has achieved the diligence milestones listed in Exhibit A; and
        (2) agrees to pay the election fee of $[**], which accrues on the Field Election Date, and pays the first installment in the amount of $[**] by the Field Election Date. The remaining two installments of $[**] are payable six months after the Field Election Date and twelve months after the Field Election Date, respectively. The election fee is non-refundable and is not an advance against royalties.

3.4. If Licensee does not meet the requirements of paragraph 3.3, the Field of Use shall be narrowed as of the Field Election Date to cover three specific therapeutic applications. Licensee shall select the three specific applications from the list on Exhibit B, and shall send written notice of its selection to Berkeley Lab on or before the Field Election Date. The parties shall promptly negotiate in good faith to arrive, within 45 days of the Field Election Date, at mutually agreed on written definitions of the three selected therapeutic fields. Such definitions shall delineate with better specificity the applications described on Exhibit B and, so as to enable separate exclusive licensing, be sufficiently detailed as to be distinct from the non-elected therapeutic fields described on Exhibit B and other fields of use. Thereafter, the Field of Use will be the Specific Applications Field.

3.5. Any license under this Agreement is subject to the following: (a) DOE's non-exclusive, royalty-free license for federal government purposes only, and (b) DOE's option to grant licenses either if reasonable steps to commercialize the Invention are not carried out or in order to meet federal regulations.

3.6. Berkeley Lab expressly reserves the right to make and use the Invention and associated technology, and to allow other educational and non-profit institutions to do so, for noncommercial research and educational purposes. Without limiting the foregoing, nothing in this Agreement may be deemed to limit the right of Berkeley Lab to publish any technical data resulting from any research performed by Berkeley Lab relating to the Invention.

                              4. INFORMATION RIGHTS

4.1. Unless it is legally prohibited from doing so by statute or regulation or contractual agreement with a research sponsor, Berkeley Lab upon Licensee's reasonable request shall disclose to Licensee any of its then-existing research data, clinical data, technical information and other information that is necessary or useful in connection with the manufacture, use or sale of any Licensed Product or the effective exercise or use of the Licensed Patents and that is reasonably accessible to the Berkeley Lab Technology Transfer Department. Licensee shall have the non-exclusive, worldwide, no-cost right to use all such information.

4.2. Berkeley Lab shall notify Licensee of any future Berkeley-[**] Inventions (as defined below) within a reasonable period of time after any such invention is reported to the Berkeley Lab Technology Transfer Department, and in any case before Berkeley Lab enters into negotiations to license rights to such inventions to third parties. Licensee

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                                                                       L-03-1370

        acknowledges that this notification right does NOT require Berkeley Lab to license to Licensee any rights to ANY future inventions. For the purposes of this paragraph 4.2, "Berkeley-[**] Invention" means any patentable invention (or group of inventions so linked as to form a single general inventive concept), which (1) may be licensed to third parties by the Ernest Orlando Lawrence Berkeley National Laboratory, acting on behalf of The Regents of the University of California; and (2) was invented by [**], either alone or with others.

                                 5. SUBLICENSING

5.1. Berkeley Lab also grants to Licensee the right to issue fee-bearing (only to the extent specified in paragraphs 7.1 and 7.3) sublicenses only in the Field of Use to make and have made, use and have used, offer and have offered for sale, sell and have sold, and import and have imported Licensed Products, so long as Licensee has current exclusive rights in its Field of Use. Licensee may only grant sublicenses that are no greater than the Field of Use to which Licensee is entitled. By way of illustration, if Licensee grants a sublicense before the Field Election Date, and Licensee does not thereafter extend its rights to the Broader Field in accordance with paragraph 3.3, then the sublicensee's rights after the Field Election Date can be no greater than the Specific Applications Field.

5.2. Licensee shall incorporate terms into any sublicense Licensee grants that are sufficient to enable Licensee to comply with this Agreement and be consistent with all the rights and obligations due Berkeley Lab and the United States Government under this Agreement, including, without limitation, the license reserved by the United States Government.

5.3. Licensee shall provide Berkeley Lab with a copy of each sublicense agreement executed under this Agreement. Licensee shall have the right to redact terms from the sublicense agreement that are irrelevant to this Agreement so long as it is apparent from the document furnished to Berkeley Lab that the redactions are irrelevant to this Agreement.

5.4. If this Agreement terminates for any reason, each sublicense granted by the Licensee in accordance with this Agreement shall remain in effect subject to the terms of such sublicense and the terms of this Agreement. Licensee shall assign each sublicense and Berkeley Lab shall assume it. Notwithstanding the foregoing, Berkeley Lab shall not be obligated to assume any sublicense that: (1) is in a state of breach as yet uncured by the sublicensee or (2) conflicts with state or federal law or Berkeley Lab's contract with DOE. Berkeley Lab shall in no event be bound by any duties and obligations beyond those duties and obligations assumed by Berkeley Lab in this Agreement and shall have all rights against such sublicensee as provided with respect to Licensee in this Agreement.

                              6. LICENSE ISSUE FEE

6.1. Licensee shall pay Berkeley Lab a license issue fee of $40,000 (the "License Issue Fee"). This License Issue Fee accrues on the Effective Date, and Licensee shall pay this License Issue Fee as follows:
        $20,000 within 5 days of the Effective Date, $10,000 by February 15, 2003, and $10,000 by August 15, 2003.

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6.2.    This License Issue Fee is non-refundable and is not an advance against royalties.

                            7. ROYALTIES AND PAYMENTS

7.1. Licensee shall pay to Berkeley Lab an earned royalty of the Selling Price of each Licensed Product that Licensee, its Affiliate(s) or sublicensee(s) sells as follows, based on cumulative sales of all Licensed Products by Licensee, its Affiliate(s) and its sublicensees over the lifetime of this Agreement.

        7.1.1. [**]% of Selling Price for cumulative sales of Licensed Products less than $[**];

        7.1.2. [**]% of Selling Price for cumulative sales of Licensed Products between $[**] and $[**]; and

        7.1.3. [**]% of Selling Price for cumulative sales of Licensed Products greater than $[**].

7.2. Under this Agreement a Licensed Product is considered as sold when invoiced, or if not invoiced, when delivered to a third party Customer. But when the last patent covering a Licensed Product expires or when the license terminates, any shipment made on or before the day of that expiration or termination that has not been billed out before is considered as sold (and therefore subject to royalty). Berkeley Lab shall credit royalties that Licensee pays on a Licensed Product that the Customer does not accept or that the Customer returns.

7.3. In addition to the payments made under paragraph 7.1, for each sublicense, Licensee shall pay Berkeley Lab the following:

        7.3.1. [**]% of the up-front issue fee (excluding Related Research Funding), if any, that it receives from a sublicensee for any sublicense of the Licensed Patents;

        7.3.2. [**]% of the annual maintenance fees (excluding Related Research Funding), if any, that it receives from a sublicensee for sublicense of the Licensed Patents; and

        7.3.3. [**]% of milestone fees (excluding Related Research Funding), if any, paid to Licensee by a sublicensee; provided that achievement of such milestone, absent the license or sublicense, would infringe a Valid Claim of the Licensed Patents.

7.4. Licensee shall pay to Berkeley Lab by August 31 of each year the difference between the earned royalties for that calendar year Licensee has already paid to Berkeley Lab (pursuant to paragraph 7.1) and the minimum annual royalty set forth in the applicable schedule below. Berkeley Lab shall credit that minimum annual royalty paid against the earned royalty due and owing for the calendar year for which Licensee made the minimum payment.

        7.4.1. If Licensee does not extend its rights to the Broader Field beyond the Field Election Date (i.e., Licensee has rights solely in the Specific Application Field following the Field Election
                Date), then the minimum annual royalty is as follows:

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
                     Calendar Year                               Minimum Annual Royalty
                -----------------------------------------------  ----------------------
                2002                                                     $ [**]
                2003                                                     $ [**]
                2004                                                     $ [**]
                2005                                                     $ [**]
                2006                                                     $ [**]
                2007                                                     $ [**]
                2008                                                     $ [**]
                2009 and each year thereafter                            $ [**]

        7.4.2. If Licensee elects to extend its rights to the Broader Field beyond the Field Election Date in accordance with paragraph 3.3, then minimum annual royalty is as follows:

                     Calendar Year                               Minimum Annual Royalty
                -----------------------------------------------  ----------------------
                2002                                                     $ [**]
                2003                                                     $ [**]
                2004                                                     $ [**]
                2005                                                     $ [**]
                2006                                                     $ [**]
                2007                                                     $ [**]
                2008                                                     $ [**]
                2009 and each year thereafter                            $ [**]

7.5. Licensee shall send payment for royalties accruing to Berkeley Lab quarterly together with its royalty report under paragraph 9.3.

7.6. Licensee shall make checks payable to "The Regents of the University of California (Berkeley Lab/L-03-1370)." Licensee shall pay Berkeley Lab only in United States dollars. If a Licensed Product is sold for currency other than United States dollars (not including Highly Inflationary Currency), Licensee shall first determine the earned royalties in the foreign currency of the country in which the Licensed Product was sold and then convert them into equivalent United States dollars at the closing exchange rate published by THE WALL STREET JOURNAL on the last business day of the reporting period. If a Licensed Product is sold for a Highly Inflationary Currency, Licensee shall convert the sales subject to royalties into equivalent United States funds using the closing exchange rates in effect on the date of invoicing (or if no invoicing, of delivery) as published by THE WALL STREET JOURNAL. Licensee shall quote the exchange rate in the Continental method (local currency per U.S. dollar).

7.7. Licensee may not reduce royalties payable by any taxes, fees, or other charges imposed on the remittance of royalty income. Licensee is also responsible for all bank transfer charges.

7.8. If Licensee cannot promptly remit any royalties for sales in any country where a Licensed Product is sold because of legal restrictions, upon notice to Berkeley Lab, Licensee may deposit in United States funds royalties due Berkeley Lab to Berkeley Lab's account in a bank or other depository in that country. If Licensee is not permitted to deposit those

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        payments in U.S. funds under the laws of that country, Licensee may deposit those payments in the local currency to Berkeley Lab's account in a bank or other depository in that country.

7.9. If a court of competent jurisdiction and last resort holds invalid any patent or any of the patent claims within a Licensed Patent in a final decision from which no appeal has or can be taken, Licensee's obligation to pay royalties based on that patent or claim will cease as of the date of that final decision. Licensee, however, shall pay any royalties that accrued before that decision or that are based on another patent or claim not involved in that decision.

7.10. Licensee has no duty to pay Berkeley Lab royalties under this Agreement on a Licensed Product Licensee sells to the United States Government including any United States Government agency. Licensee shall reduce the amount charged for a Licensed Product sold to the United States Government by an amount equal to the royalty otherwise due Berkeley Lab.

                           8. PERFORMANCE REQUIREMENTS

8.1. Licensee shall, itself or through its Affiliates or sublicensees, diligently proceed with the development, manufacture and sale of Licensed Products and shall diligently endeavor to market them within a reasonable time after the Effective Date in quantities sufficient to meet the market demand.

8.2. Licensee shall make commercially reasonable efforts to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

8.3. If Berkeley Lab determines that Licensee has not met any of the diligence milestones listed in Exhibit C, taking into account any amendments or extensions pursuant to paragraph 8.4, then Berkeley Lab may either renegotiate those milestones in accordance with paragraph 8.4, terminate this Agreement if the breach is not cured in accordance with the cure periods and other conditions of paragraph 12.1, or reduce Licensee's limited exclusive license to a nonexclusive license in the Field of Use.

8.4. Licensee and Berkeley Lab by mutual written consent may amend or extend the requirements of Exhibit C at the written request of Licensee in response to legitimate business or technical reasons.

                         9. PROGRESS AND ROYALTY REPORTS

9.1. Beginning May 31, 2003, and semi-annually thereafter, Licensee shall submit to Berkeley Lab a progress report covering Licensee's activities related to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing Licensed Products. Licensee shall make these progress reports until the later of the completion of the milestones listed in Exhibit C or commercial sales of any Licensed Product start.

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9.2.    The progress reports Licensee submits under paragraph 9.1 must include, but not be limited to, the following topics:

        9.2.1. summary of work completed related to the requirements of Exhibit C;

        9.2.2.  key scientific discoveries;

        9.2.3.  summary of work in progress;

        9.2.4.  current schedule of anticipated milestones; and

        9.2.5.  market plans for introduction of Licensed Products; and

        9.2.6. number of full-time equivalent employees or agents (FTEs) working on the development of Licensed Products and overall number of FTEs employed by Licensee.

9.3. Upon the earlier of five years after the Effective Date or after the first commercial sale of a Licensed Product anywhere in the world, Licensee shall make quarterly royalty reports to Berkeley Lab on or before February 28, May 31, August 31 and November 30 of each year. Each royalty report must cover the most recently completed calendar quarter and must show for all sales (or other disposition in accordance with paragraph 2.9):

        9.3.1. the Selling Price of each type of Licensed Product sold by Licensee;

        9.3.2.  the number of each type of Licensed Product sold;

        9.3.3. the royalties, in U.S. dollars, payable under this Agreement on those sales;

        9.3.4.  the exchange rates used in calculating the royalty due;

        9.3.5. the royalties on government sales that otherwise would have been due under paragraph 7.10; and

        9.3.6.  for each sublicense, if any:

                (1)   the sublicensee;

                (2) the information set forth in paragraphs 9.3.1 to 9.3.5 for that sublicensee's sales or other disposition of Licensed Product.

9.4. If no sales of Licensed Products have been made during any required reporting period, Licensee shall make a statement to this effect.

                              10. BOOKS AND RECORDS

10.1. Licensee shall keep books and records accurately showing, to the extent sufficient to support the reports required in paragraph 9.2, work performed in satisfaction of the requirements of Exhibits A and C and all Licensed Products manufactured, used, sold,

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        imported or otherwise disposed of under the terms of this Agreement.
        Licensee shall preserve those books and records for at least five years from the date of the royalty payment to which they pertain and shall open them to representatives or agents of Berkeley Lab, during normal business hours, upon at least five (5) business days prior notice, solely to verify any reports and payments made or compliance in other respects under this Agreement. Inspections shall be limited to once per calendar year. Licensee shall render, at Berkeley Lab's expense, all assistance reasonably requested by Berkeley Lab for the purposes of carrying out such inspections and examination of Licensee's royalty payments and performance. Berkeley Lab shall maintain the results of any audit as Confidential Information of Licensee pursuant to paragraph 15.3.

10.2. Berkeley Lab shall bear the fees and expenses of Berkeley Lab's representatives performing the examination of the books and records. But if the representatives discover an error in royalties of more than 5% of the total royalties due for any year, then Licensee shall bear the reasonable and actual fees and expenses of these representatives and the difference between the earned royalties and the reported royalties (which shall be subject to the provisions of Article 22 (LATE PAYMENTS)). Notwithstanding the foregoing, if Berkeley Lab's representatives performing the examination are not independent certified public accountants and Licensee in good faith objects to the findings of such representatives, Licensee shall not be liable for the fees, expenses, and other payments of this paragraph 10.2, unless those findings are confirmed by independent certified public accountants.

                            11. LIFE OF THE AGREEMENT

11.1. Unless otherwise terminated by acts of the parties in accordance with the terms of this Agreement, this Agreement is in force from the Effective Date and expires concurrently with the expiration, abandonment or final adjudication of invalidity of all Licensed Patents, whichever is later. Upon expiration (but not earlier termination) of this Agreement, Licensee shall have a non-exclusive, worldwide, no-cost right to use any information contained or described in the Licensed Patents and any information acquired by Licensee pursuant to paragraph 4.1.

11.2. Any termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

        Article 10    Books and Records
        Article 11    Life of the Agreement
        Article 14    Disposition of Licensed Products on Hand upon Termination
        Article 15    Use of Names and Nondisclosure of Agreement
        Article 16    Limited Warranty
        Article 21    Indemnification
        Article 27    Export Control Laws
        Article 29    Miscellaneous
11.3. Termination does not affect in any manner any rights of Berkeley Lab or Licensee arising under this Agreement before the termination.

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                                                                       L-03-1370

                         12. TERMINATION BY EITHER PARTY

12.1. In the event of a breach of any material term of this Agreement, then the non-breaching party may give written notice of such default ("Default Notice") to the breaching party. If the breaching party fails to cure that default and provide the non-breaching party with reasonable evidence of the cure within 90 days of the Default Notice (30 days in the case of breach of payment obligations by Licensee), the non-breaching party may terminate this Agreement and the licenses granted by a second written notice ("Termination Notice") to the breaching party after expiration of such cure period, and this Agreement shall automatically terminate on the deemed effective date of receipt (under Article 23) by the breaching party of the Termination Notice.

                           13. TERMINATION BY LICENSEE

13.1. Licensee at any time may terminate this Agreement for any reason by giving written notice to Berkeley Lab. Licensee's termination notice must indicate whether Licensee has any inventory of Licensed Products. Licensee's termination of this Agreement will be effective 180 days after its notice.

              14. DISPOSITION OF LICENSED PRODUCTS UPON TERMINATION

14.1. Within 45 days of termination of this Agreement for any reason, Licensee shall provide Berkeley Lab with a written inventory of all Licensed Products in process of manufacture or in stock. Licensee shall dispose of those Licensed Products within 120 days of termination. The sale of any Licensed Product within the 120 days is subject to the terms of this Agreement.

                 15. USE OF NAMES AND NONDISCLOSURE OBLIGATIONS

15.1. In accordance with California Education Code Section 92000, Licensee shall not use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation of the University of California, nor shall Licensee so use "Ernest Orlando Lawrence Berkeley National Laboratory" or "Department of Energy" (including any contraction, abbreviation, or simulation of any of the foregoing) without Berkeley Lab's prior written consent.

15.2. Neither party may disclose the terms of this Agreement to a third party without express written permission of the other party, except when required under either the California Public Records Act or other applicable law or court order. Notwithstanding anything to the contrary in this Article 15, (i) either party may disclose the existence of this Agreement and identity of the other party and the extent of the grant in
        Article 3 (License Grant); (b) Berkeley Lab may disclose the terms of this Agreement to the DOE; and (iii) Licensee may disclose the terms of this Agreement to any Affiliate, any sublicensee or potential sublicensee, or to any third party if necessary or desirable to assist Licensee in building its business, in each case under a written confidentiality agreement no less protective than the Mutual Nondisclosure Agreement between the parties effective as of July 12, 2001 (the "Mutual NDA").

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                                                                       L-03-1370

15.3. All information Licensee is required to provide Berkeley Lab under this Agreement, including but not limited to information listed in paragraphs 5.3, 9.1, and 9.3 of this Agreement, is deemed to be Confidential Information.

        15.3.1. Berkeley Lab will maintain the confidentiality of the Confidential Information, and will not use the Confidential Information for any purpose other than as necessary to administer this Agreement.

        15.3.2. The obligations of Berkeley Lab with respect to Confidential Information will not apply to information disclosed under this Agreement to the extent such information:

                15.3.2.1. is disclosed in a proceeding to enforce Berkeley Lab's rights under this Agreement;

                15.3.2.2. is public knowledge at the time of disclosure or becomes public knowledge through no wrongful act on the part of Berkeley Lab;

                15.3.2.3. is in Berkeley Lab's possession at the time of disclosure;

                15.3.2.4. is obtained by Berkeley Lab from a third party that Berkeley Lab reasonably believes is not bound by confidentiality obligations to Licensee;

                15.3.2.5. is independently developed by Berkeley Lab without reference to or reliance upon the information as can be documented by written records; or

                15.3.2.6. is required to be disclosed by Berkeley Lab to comply with applicable laws or governmental regulations, PROVIDED THAT the Berkeley Lab provides prior written notice of such disclosure to the Licensee and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

15.4. The provisions of this Article 15 relating to confidentiality shall be in force and effect until 5 years following the termination of this Agreement.

                              16. LIMITED WARRANTY

16.1. Berkeley Lab warrants to Licensee that it (a) is the sole owner of the Licensed Patents and the Invention, and (b) has the lawful right to grant the licenses granted herein. In addition to the notices and disclaimers in this Article 16 (LIMITED WARRANTY), Licensee hereby agrees and acknowledges that Berkeley Lab (i) has no responsibility or obligation to conduct any prior art or infringement search with respect to the Patent Rights; and (ii) Berkeley Lab makes no representation or warranty, and assumes no liability, with respect to the validity or non-infringement of the Patent Rights. In light of the foregoing, as of the Effective Date of this Agreement, the Licensing Manager in Berkeley Lab's Technology Transfer Department, who is responsible for the negotiation of this Agreement, is not aware

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        of any third party intellectual property for which the practice of the
        Licensed Patents or the Invention would be an infringing act.

16.2. This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. BERKELEY LAB MAKES NO REPRESENTATION OR WARRANTY THAT LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

16.3. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16.4.   Nothing in this Agreement may be construed as:

        16.4.1. a warranty or representation by Berkeley Lab as to the validity or scope of any of Berkeley Lab's rights in Licensed Patents;

        16.4.2. a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patents other than Licensed Patents;

        16.4.3. an obligation to bring or prosecute actions or suits against third parties for patent infringement, except as specifically provided for in Article 18 (Patent Infringement); or

        16.4.4. a grant by implication, estoppel or otherwise of any license or rights under any patents of Berkeley Lab other than Licensed Patents, regardless of whether such patents are dominant or subordinate to Licensed Patents;

        16.4.5. an obligation to furnish any know-how not provided in Licensed Patents (except for information as provided in paragraph 4.1).

                        17. PATENTING AND FOREIGN RIGHTS

17.1. Berkeley Lab shall prepare, file, prosecute and maintain patent applications and patents relating to inventions included in the Licensed Patents using patent counsel of its choice, and shall consult and cooperate with Licensee in connection therewith. Berkeley Lab shall copy Licensee promptly on all U.S.P.T.O. and foreign patent office actions so that Licensee shall be informed of the continuing prosecution. Notwithstanding the foregoing, Berkeley Lab may take any action useful or necessary to obtain and preserve its patent rights in Licensed Patents. Berkeley Lab shall use all reasonable efforts to amend any patent application to include claims and/or legal arguments reasonably requested by Licensee to protect the Licensed Products Licensee contemplates selling. To the extent such information is not available to the public, Licensee shall keep confidential documents from patent offices and patent related filings and associated drafts.

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                                                                       L-03-1370

17.2. Licensee agrees to reimburse Berkeley Lab for Berkeley Lab's out-of-pocket patent preparation, filing, prosecution and maintenance costs. Such reimbursement includes costs of $[**] incurred through June 14, 2002, and other costs not to exceed $[**] incurred prior to the Effective Date. Berkeley Lab shall provide Licensee with documentation of patenting costs incurred when invoicing Licensee for those costs. Licensee will reimburse Berkeley Lab within 30 days of invoicing. Licensee's obligation to reimburse patent costs continues for so long as this Agreement remains in effect, provided, however, that Licensee may terminate its obligations under this Agreement with respect to any given patent application or patent upon three months written notice to Berkeley Lab. Berkeley Lab shall use reasonable efforts to curtail patent costs when such a notice is received from Licensee. After such notice or when this Agreement terminates, Berkeley Lab may continue prosecution and/or maintenance of those application(s) or patent(s) at its sole discretion and expense; provided, however, that Licensee will have no further license or other right to them.

17.3. Licensee may request that Berkeley Lab seek patent protection on the Licensed Patents in foreign countries if available. Berkeley Lab has no obligation to take action to file foreign patent applications unless Licensee provides written notice to Berkeley Lab at least six weeks before any applicable bar and that notice states which countries, regions or Patent Cooperation Treaty filing Licensee desires. If Licensee timely provides such notice, then Berkeley Lab shall timely make such foreign filings. The absence of the required notice from Licensee to Berkeley Lab acts as an election not to secure foreign rights.

17.4. Berkeley Lab may file patent applications at its own expense in any country in which Licensee has not elected to secure patent rights. Those applications and resultant patents shall not be subject to this Agreement.

17.5. If Berkeley Lab fails to prepare, file, prosecute or maintain patent applications or patents described in paragraphs 17.1 or 17.3, Licensee shall have the right, upon prior written notice to Berkeley Lab, to prepare, file, prosecute or maintain such patent applications or patents, at Licensee's expense, in the name of Berkeley Lab.

17.6. Licensee shall promptly notify Berkeley Lab of any change in its status as a small business concern and of the first sublicense granted to an entity that does not qualify as a small business concern. A "small business concern" as used in this paragraph is as defined by the U.S. Patent and Trademark Office; currently, that is a company whose number of employees, including affiliates, does not exceed 500 persons (13 C.F.R. 121.802).

                             18. PATENT INFRINGEMENT

18.1. If Licensee learns of the substantial infringement of any of Licensed Patents, Licensee shall so inform Berkeley Lab in writing and shall provide Berkeley Lab with reasonable evidence of the infringement. During the period and in a jurisdiction where Licensee has exclusive rights under this Agreement, neither party may notify a third party of the infringement of any of Licensed Patents without first obtaining written consent of the other party, which consent shall not be unreasonably denied. Subject to paragraph 18.2, both

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                                                                       L-03-1370

        parties shall use their reasonable efforts in cooperation with each other to resolve such infringement without litigation.

18.2. Licensee may request that Berkeley Lab take legal action against the infringement of Licensed Patents in the Field of Use in which Licensee has exclusive rights under this Agreement. Licensee shall make that request in writing and include reasonable evidence of the infringement and damages to Licensee. If the infringing activity has not been abated within 90 days of that request, Berkeley Lab may elect to: (a) commence suit on its own account; or (b) refuse to participate in the suit. Berkeley Lab shall give written notice of its election to Licensee by the end of the 100th day after receiving notice of the request from Licensee. Licensee may thereafter bring suit for patent infringement only if Berkeley Lab elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where Licensee has exclusive rights under this Agreement. If Berkeley Lab brings suit in accordance with this paragraph, Licensee may thereafter join such suit, at its own expense, and contribute up to fifty percent of the costs of such suit. If Licensee elects to bring suit in accordance with this paragraph, Berkeley Lab may thereafter join such suit, at its own expense, and contribute up to fifty percent of the costs of such suit. Subject to this paragraph 18.2, if required by law, each party shall permit any action under this paragraph to be brought in its name, including being joined as a nominal party-plaintiff, provided that the other party shall hold such party harmless from, and indemnify the such party against, any costs, expenses or liability that such party incurs in connection with such action.

18.3. Such legal action as is decided upon must be at the expense of the party on account of whom suit is brought and all consequent recoveries belong to that party. But if Berkeley Lab and Licensee jointly bring legal action and fully participate in it, the parties must jointly share the expense and all recoveries shall be shared in proportion to the share of expense each party pays.

18.4. Each party shall cooperate with the other in litigation proceedings instituted under this Agreement but at the expense of the party on account of whom suit is brought. The party bringing the suit will control that litigation, including the settlement thereof, subject to the right of Berkeley Lab to be represented by counsel of its choice in any suit brought by Licensee, it being understood that Licensee will still control litigation brought by it.

                                   19. WAIVER

19.1. The waiver of any breach of any term of this Agreement does not waive any other breach of that or any other term.

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                                 20. ASSIGNMENT

20.1. This Agreement is binding upon and shall inure to the benefit of (a) Berkeley Lab, its successors and assigns and (b) Licensee, its successors and permitted assigns. This Agreement is personal to the Licensee. Any attempt by Licensee to assign this Agreement is void unless Licensee obtains the prior written consent of Berkeley Lab; Berkeley Lab shall not unreasonably withhold that consent. Berkeley Lab acknowledges that it shall not be reasonable for Berkeley Lab to withhold its consent if the third party to whom Licensee desires to assign this Agreement has the expertise and financial ability to exploit the licenses granted under this Agreement (i.e., is not an entity with limited assets and personnel). Notwithstanding the preceding sentence, after Licensee has achieved the milestone described in Section 5 of Schedule C, Licensee may assign this Agreement, upon written notice to Berkeley Lab and without Berkeley Lab's consent, in conjunction with the sale or transfer of all or substantially all of its assets related to the commercialization of the Licensed Patents, or pursuant to a merger or consolidation, to or into an entity which has agreed in writing to be bound by all the terms and conditions of this Agreement.

                               21. INDEMNIFICATION

21.1. Licensee agrees to indemnify, hold harmless and defend Berkeley Lab and the U.S. Government and their officers, employees, and agents; the sponsors of the research that led to the Invention; and the inventors of the patents and patent applications in Licensed Patents and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses ("Claims") resulting from or arising out of Licensee's or its Affiliates' exercise of this license or its sublicensees' exercise of any sublicense, except to any indemnified party to the extent that Claims result from the gross negligence or willful misconduct of Berkeley Lab or its officers, employees, or agents. Licensee shall pay all costs incurred by Berkeley Lab in successfully enforcing this indemnification, including reasonable attorney fees. The indemnity set forth herein shall apply only if Licensee shall have been informed in writing as soon and as completely as practical by Berkeley Lab and/or the Government of the action alleging such Claim, the indemnified parties cooperate fully with Licensee in the defense of any such Claim, and Licensee shall have been given an opportunity, to the maximum extent afforded by applicable laws, rules, or regulations, to control its defense and settlement. Neither Licensee nor any indemnified party shall agree to any settlement of such Claim that does not include a complete release of the other party(-ies) from all liability with respect thereto or that imposes any liability, obligation or restriction on such other party(-ies) without such other party(-ies) consent unless required by final decree of a court of competent jurisdiction. Licensee may participate in the defense of any claim through its own counsel, and at its own expense.

21.2. Licensee, at its sole expense, shall insure its activities related to this Agreement and obtain and keep in force Comprehensive or Commercial Form General Liability Insurance (contractual liability and products liability included) with limits as follows:

        21.2.1. Each Occurrence                                      $ 4,000,000

        21.2.2. Products/Completed Operations Aggregate              $ 5,000,000

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
        21.2.3. Personal and Advertising Injury                      $ 4,000,000

        21.2.4. General Aggregate (commercial form only)             $ 4,000,000

21.3. The coverages and limits referred to in this Article 21 do not in any way limit the liability of Licensee. Licensee shall furnish Berkeley Lab with certificates of insurance, including renewals, evidencing compliance with all requirements at least 30 days prior to the first commercial sale, clinical use, practice or distribution of a Licensed Product.

        21.3.1. If such insurance is written on a claims-made form, coverage shall provide for a retroactive date of placement on or before the Effective Date.

        21.3.2. Licensee shall maintain the general liability insurance specified during: (a) the period that the Licensed Product is being commercially distributed or sold by Licensee or by a sublicensee or agent of Licensee, and (b) a reasonable period thereafter, but in no event less than five years.

21.4.   The insurance coverage of paragraph 21.2 must:

        21.4.1. Provide for 30-day advance written notice to Berkeley Lab of cancellation or of any modification.

        21.4.2. Indicate that DOE, "The Regents of the University of California" and its officers, employees, students, agents, are endorsed as additional insureds.

        21.4.3. Include a provision that the coverages are primary and do not participate with, nor are excess over, any valid and collectible insurance or program of self-insurance carried or maintained by Berkeley Lab.

                                22. LATE PAYMENTS

22.1. If Licensee does not make a payment to Berkeley Lab when due, Licensee shall pay to Berkeley Lab such reasonable administrative fees and the lesser of 10% simple interest per annum or the maximum permitted by law.

                                   23. NOTICES

23.1. Any payment, notice or other communication this Agreement requires or permits either party to give must be in writing to the appropriate address given below or to such other address as one party designates by written notice to the other party. The parties deem payment, notice or other communication to have been properly given and to be effective (a) on the date of delivery if delivered in person; (b) on the fourth day after mailing if mailed by first-class mail, postage paid; (c) on the second day after delivery to an overnight courier service such as Federal Express, if sent by such a service; or (d) upon confirmed transmission by telecopier. The parties' addresses are as follows:

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                For Berkeley Lab:

                Lawrence Berkeley National Laboratory
                Technology Transfer Department
                Mailstop 90-1070
                One Cyclotron Road
                Berkeley, California 94720
                Attention: Licensing Manager
                Fax: 510/486-6457
                Telephone: 510/486-6467

                For Licensee:

                Momenta Pharmaceuticals, Inc.
                43 Moulton Street
                Cambridge, MA 02138
                Attention: Vice President Licensing and Business Development
                Fax: 617/491-9701
                Telephone: 617/491-9700

                              24. U.S. MANUFACTURE

24.1. To the extent required by law, Licensee shall have Licensed Products produced for sale in the United States manufactured substantially in the United States so long as Licensee has current exclusive rights in the Field of Use.

                               25. PATENT MARKING

25.1. Licensee shall mark all Licensed Products made, used or sold under this Agreement, or their containers, in accordance with the applicable patent marking laws.

                     26. GOVERNMENT APPROVAL OR REGISTRATION

26.1. If the law of any nation requires that any governmental agency either approve or register this Agreement or any associated transaction, Licensee shall assume all legal obligation to do so. Licensee shall notify Berkeley Lab if it becomes aware that this Agreement is subject to a U.S. or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs, including fees, penalties, and all other costs associated with such reporting or approval process.

                             27. EXPORT CONTROL LAWS

27.1. Licensee shall observe all applicable United States and foreign laws and regulations with respect to the transfer of Licensed Products and related technical data, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

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                                28. FORCE MAJEURE

28.1. If a party's performance required under this Agreement is rendered impossible or unfeasible due to any catastrophes or other major events beyond its reasonable control, including, without limitation, the following, the parties are excused from performance: war, riot, and insurrection; laws, proclamations, edicts, ordinances or regulations; strikes, lockouts or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events abate, the parties' respective obligations under this Agreement must resume.

                                29. MISCELLANEOUS

29.1. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

29.2. This Agreement is not binding upon the parties until it is signed below on behalf of each party.

29.3. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

29.4. This Agreement and the Mutual NDA, which is incorporated herein by reference, embody the entire and final understanding of the parties on this subject matter. They supersede any previous representations, agreements, or understandings, whether oral or written, relating to their subject matter.

29.5. If a court of competent jurisdiction holds any provision of this Agreement invalid, illegal or unenforceable in any respect, this Agreement must be construed as if that invalid or illegal or unenforceable provision is severed from the Agreement, provided, however, that the parties shall negotiate in good faith substitute enforceable provisions that most nearly effect the parties' intent in entering into this Agreement.

29.6. This Agreement must be interpreted under the laws of the state of California, without giving effect to any choice of law rules that would result in the application of laws of any jurisdiction other than those of the state of California, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent is granted.

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                                                                       L-03-1370

Berkeley Lab and Licensee execute this Agreement in duplicate originals through their duly authorized respective officers in one or more counterparts, that taken together, are but one instrument.

THE REGENTS OF THE UNIVERSITY             MOMENTA PHARMACEUTICALS, INC.
OF CALIFORNIA, THROUGH THE
ERNEST ORLANDO LAWRENCE
BERKELEY NATIONAL LABORATORY

By:     /s/ Piermaria Oddone              By:      /s/ Susan K. Whoriskey
        -----------------------------              -----------------------------
             (Signature)                                 (Signature)

By      Piermaria Oddone, Ph.D.           By       Susan K. Whoriskey, Ph.D.

Title   Deputy Laboratory Director        Title    Vice President, Licensing and
                                                   Business Development

Date    11/6/02
                                          Date     11-20-02

Approved as to form

By:     /s/ Glenn R. Woods
        -----------------------------
        GLENN R. WOODS
        LAWRENCE BERKELEY NATIONAL LABORATORY

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                                    EXHIBIT A

                Diligence Milestones for Rights to Broader Field

1. Licensee shall have raised from inception at least $1,000,000, in the aggregate, from the sale of Licensee's equity securities for its own account and/or from funding from corporate partners or sublicensees or otherwise.

2. Licensee shall have hired a Vice President R&D to its senior management team, acquired expertise in regulatory affairs and clinical development and employ a staff of 25 employees, of which at least 12 have advanced science degrees (Ph.D. or M.D.)

3. Licensee shall have established a preclinical and IND candidate program on glycosylated therapeutics using the Licensed Patents, either alone or in collaboration with other parties.

4. Licensee shall have either (a) established a paying collaboration with a for-profit entity such as a pharmaceutical or biotechnology company in which Licensee reasonably expects to earn at least $500,000 during the course of the collaboration, or (b) as a higher value alternative for Licensee to such paying collaboration, developed written plan and begun implementation of that plan to establish by itself a glycosylated therapeutics program using the Licensed Patents beyond the IND stage.

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                                    EXHIBIT B

           Therapeutic Applications within Specific Applications Field

[**]therapies

[**] therapies

[**] therapies, including [**]

[**] therapies

[**] therapies

[**] therapies [**]

[**] therapies

[**] therapies

[**] therapies

[**] therapies

[**] therapies

[**] therapeutic applications

And any other field upon which the parties may mutually agree.

                                    22 of 23
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                                                                       L-03-1370

                                    EXHIBIT C

                              Diligence Milestones

1. Licensee shall permit an in-plant inspection by Berkeley Lab on or before November 2002 and thereafter permit in-plant inspections by Berkeley Lab at regular intervals with at least twelve (12) months between each inspection.

2. Licensee shall have raised from inception at least $1,000,000 by May 1, 2003 from the sale of Licensee's equity securities for its own account.

3. In the aggregate, Licensee shall have raised from inception at least $4,000,000 by December 1, 2004 from the sale of Licensee's equity securities for its own account and from funding from corporate partners or sublicensees or otherwise.

4. Licensee shall fund, or shall cause its Affiliates, sublicensees and/or corporate partners to fund, no less than $250,000 toward the research, development or commercialization of Licensed Products in each calendar year (pro-rated for partial years) beginning in the calendar year 2002 and ending with calendar year 2004.

5. Licensee shall have advanced, or shall have caused its Affiliates or sublicensees to advance, by March 30, 2004, a novel, re-engineered glycosylated molecule Licensed Product into pre-clinical development. In lieu of this requirement, Licensee shall fund, or shall cause its Affiliates, sublicensees and/or corporate partners to fund, no less than $500,000 toward the research development or commercialization of Licensed Products in calendar year 2004.

6. Licensee shall fund, or shall cause its Affiliates, sublicensees and/or corporate partners to fund, no less than $1,000,000 toward the research, development or commercialization of Licensed Products in each calendar year (pro-rated for partial years) beginning in calendar year 2005 and shall continue such funding until the arms-length commercial sales of a Licensed Product total in the aggregate at least $100,000.

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